Exhibit 99.1

Vineyard National Bancorp

Press Release

Vineyard National Bancorp Announces Increase of Quarterly
Cash Dividend and 2 for 1 Stock Split
Rancho Cucamonga, CA. (July 21, 2004) -- Vineyard National Bancorp (NASDAQ:VNBC), the parent company for Vineyard Bank, announced an increase in its quarterly cash dividend to $0.06 per share, payable on August 23, 2004, to shareholders of record as of August 13, 2004. The Company initiated its cash dividend program in the second quarter of 2003 with an initial declaration of $0.02 per share. In addition the Board of Directors of the Company also announced a 2 for 1 stock split; payable on August 30, 2004 to shareholders of record on August 20, 2004.

The Company, with approximately $1.2 billion in assets, announced on July 8, 2004, its quarter-end earnings and operating performance results for the period ended June 30, 2004. Net earnings for the six months ended June 30, 2004 were $6.3 million, or $1.42 per diluted share, compared with net earnings of $3.1 million, or $0.93 per diluted share, for the comparable period in 2003. The growth in earnings represented an increase of approximately 102% over the comparable period last year. Diluted earnings per share increased 53%, which produced a return on average common equity of approximately 42%.

“The Company’s shareholders continue to be supportive of our efforts to increase the franchise value of the Vineyard brand. We have completed another record quarter in earnings and growth, and the Board of Directors would like to recognize our shareholders with this increase in the quarterly cash dividend and with our stock split,” stated Norman Morales, president and chief executive officer. “The Company is delighted with the continuing success of its strategic efforts, which has produced increases in shareholder value over these past three years.”

As a continuing component to its Shareholders’ Relations Program, the Company has prepared an expanded presentation describing its operating performance and strategies. The presentation may be accessed at www.vineyardbank.com under the “Investor Relations” section.

Vineyard National Bancorp operates Vineyard Bank, a community bank located in the Inland Empire region of Southern California. Vineyard Bank operates nine full-service branches located in Rancho Cucamonga, Chino, Corona, Crestline, Diamond Bar, Irwindale, Lake Arrowhead, La Verne, and Manhattan Beach, in addition to loan production offices in San Diego, Anaheim, and Irvine. Shares of the Company’s common stock are traded on the NASDAQ National Market System under the ticker symbol “VNBC”.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices
9590 Foothill Blvd. Rancho Cucamonga, CA. 91730. Tel: (909) 581-1668 Fax: (909) 278-0041
Email address: shareholderinfo@vineyardbank.com